NEWS RELEASE
Exhibit 99.1
Vanguard Natural Resources to Acquire Permian Basin Oil and Gas Properties

Houston – June 22, 2011 - (Business Wire) – Vanguard Natural Resources, LLC (NYSE: VNR) (“Vanguard” or “the Company”) today announced it has entered into a definitive agreement to acquire an undivided fifty percent interest in producing oil and gas assets in the Permian Basin of West Texas for a net purchase price of  $42.5 million from a private seller. The other fifty percent interest in the assets is being acquired by Encore Energy Partners, LP, of which Vanguard is the general partner. The interests to be acquired by Vanguard have estimated total net proved reserves of 2.74 million barrels of oil equivalent, of which approximately 70% are oil and natural gas liquids reserves. The properties being acquired are 100% proved developed. At closing of this transaction, Vanguard’s net production attributable to the assets being acquired should be approximately 500 Boe/d. The effective date of the acquisition is May 1, 2011 and the Company anticipates closing this acquisition on or before August 1, 2011.

Scott W. Smith, President and Chief Executive Officer, commented, “This acquisition is an excellent MLP type asset and is a great addition to our Permian Basin portfolio. This acquisition was done jointly with Encore Energy Partners, LP pursuant to the Business Opportunity Policy in place between the two companies. These assets are expected to generate very stable cash flows and production for the next several years. Upon execution of the purchase and sale agreement we entered into hedges covering a substantial portion of the estimated production from this acquisition for the next several years in order to protect our projected cash flows from negative changes in the commodity markets between now and closing.”

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of natural gas and oil properties. The Company's assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin, South Texas and Mississippi.  In addition, Vanguard owns 100% of the general partner of Encore Energy Partners LP (NYSE: ENP) and approximately 46% of the outstanding common units of Encore.  Encore has oil and natural gas properties located in the Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana, the Permian Basin in West Texas and New Mexico, and the Arkoma Basin in Arkansas and Oklahoma.  More information on Encore can be found at www.encoreenp.com and more information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com

SOURCE: Vanguard Natural Resources, LLC